Employment Agreement Amendment

The Employment Agreement Dated April 1, 2007, between Surge Solutions Group, Inc. and Ryan Seddon is hereby amended as of August 1, 2008, as follows:

Section 1.3 (a) is amended as follows:

Base salary is adjusted to $190,000 annually effective 8/1/2008 through 6/30/09.  Effective 7/1/09 and through the end of the employment agreement, the base salary is adjusted to $240,000 annually, provided that company has reached and is maintaining profitability.

Section 1.3 (b) is amended as follows:

The auto allowance is removed. The employee will be provided a company vehicle.

Section 1.3 (c) is replaced with the following:

Effective for year 2009, Executive shall also receive up to 500,000 warrants annually, exercisable at Company’s valuation at the time of issuance less a 15% discount and a 5 (five) year exercise period.  Number of warrants to be issued will be calculated by multiplying actual annual net income before income tax times 8%. Warrants will be issued for the calendar year within 30 days of completion of the annual audit.  Executive shall receive 500,000 warrants in February 2010 provided the company had positive net income for 2009.  Executive shall also be entitled to a cash bonus quarterly up to 100% of the executive’s quarterly base salary.  Cash bonus shall be calculated as quarterly net income before income tax less $250,000, times 3%.

Section 1.3 (d) is amended as follows:

Executive is also allowed reasonable reimbursement for home office expenses.

Section 1.6 (a) is replaced with the following:

Executive shall be entitled to receive the benefits provided by the Company for executives at the highest level within the Company.

Section 1.6 (a) is amended as follows:

Company will not pay out unused vacation time.